UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

OMEGA FLEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2023

Dear Shareholders:

It is my pleasure to invite you to the 2023 annual meeting of the shareholders of Omega Flex, Inc. We will hold the meeting on Tuesday, June 13, 2023, at 10:00 a.m. Eastern Time, at the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts. At the annual meeting, we will discuss each item of business described in the notice of annual meeting and in the accompanying proxy statement and give a report on our business operations. There will also be time for your questions.

You will have received a notice of internet availability, which directs you to our website to access the proxy statement and annual report through the internet at www.envisionreports.com/OFLX for registered shareholders, or www.edocumentview.com/OFLX for shares held through a banker or broker.

You can also request a paper copy of these documents by following the instructions in that notice. This booklet contains the proxy statement and a notice of annual meeting. The proxy statement provides information about the business we will conduct at the annual meeting, in addition to describing our directors and management. Also available on our website is a copy of our Annual Report, which includes information about our business and our 2022 financial results.

We hope you will be able to attend the annual meeting. If you need special assistance at the meeting, please contact our corporate secretary at the address shown on the next page. Whether or not you expect to attend, please vote your shares using any of the following methods:

☐	vote by telephone or the internet, as described in the instructions on the notice of internet availability;

☐	request a proxy card; sign, date and return the proxy card in the prepaid envelope; or

☐	vote in person at the meeting.

We look forward to your participation at the annual meeting, and thank you for investing in Omega Flex, Inc.

Sincerely,

Kevin R. Hoben,
Chairman and Chief Executive Officer

Notice of 2023 Annual Meeting of Stockholders

Time and Place

The Annual Meeting of Shareholders (the “Annual Meeting”) of Omega Flex, Inc. will be held at the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts, on Tuesday, June 13, 2023, at 10:00 a.m. Eastern Time.

You are entitled to participate in the Annual Meeting if you were a “registered shareholder” at the close of business on April 3, 2023, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee (“beneficial owner”).

Record Date	April 3, 2023. Only shareholders of record of our common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

Items of Business	● To elect three Class 3 nominees as directors to our Board of Directors;
● To approve, on a non-binding advisory basis, the executive compensation of our named executive officers;
● To ratify the selection of RSM US LLP as our independent auditor for 2023; and
● To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Proxy Materials	Attached to this notice you will find a proxy statement that contains further information about the Annual Meeting and items upon which you will be asked to vote. Your vote is very important—you may vote via the Internet, by telephone, or by completing and mailing a proxy or voting card as explained in the attached proxy statement.

Proxy Voting	Even if you plan to attend the Annual Meeting, we encourage you to vote via the Internet, by telephone, or by completing and mailing your proxy card prior to the Annual Meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the “Solicitation and Revocation of Proxies” section in the attached proxy statement.

Access to Proxy Materials	A Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access proxy materials (including our proxy statement and Annual Report) was first mailed on or about April 28, 2023, to all shareholders entitled to vote at the Annual Meeting, and the proxy materials were posted on our website, www.omegaflex.com and on the website referenced in the Notice on the same day.

On behalf of the Board of Directors, Susan B. Asch Corporate Secretary April 28, 2023	Principal Executive Office: 451 Creamery Way Exton, PA 19314

SOLICITATION AND REVOCATION OF PROXIES

This proxy statement is being provided on or about April 28, 2023 to shareholders of record of Omega Flex, Inc. (“OmegaFlex,” or the “Company”) as of April 3, 2023 in connection with the solicitation of proxies by the board of directors for use at the annual meeting of the shareholders to be held at the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts, on Tuesday, June 13, 2023, at 10:00 a.m. Eastern Time.

The accompanying proxy is solicited by and on behalf of the board of directors of OmegaFlex. The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such intermediaries. Broadridge Investor Communication Solutions and Georgeson have been retained by the Company to assist in the distribution of proxy materials and the solicitation of proxies by mail. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about April 28, 2023.

If a proxy is voted pursuant to the instructions in the notice of internet availability, the shares represented will be voted at the annual meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a later dated proxy to the corporate secretary of the Company at or before the annual meeting or by voting again via Internet or by telephone as described in this proxy statement, (2) voting in person at the annual meeting or (3) giving written notice of revocation to the corporate secretary of the Company at or before the annual meeting.

PROPOSALS FOR SHAREHOLDERS’ VOTE

The following proposals are being submitted for shareholders’ vote. Please read each of the proposals carefully before voting your shares.

Proposal 1 - Election of Directors

Pursuant to the Company’s amended and restated by-laws (the “bylaws”), our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms (in all cases, subject to the election and qualification of their successor, resignation or removal). Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect, the persons named in the proxy will vote to elect the persons listed below. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy card.

Each of the nominees is currently a Class 3 director whose term expires at the 2023 annual meeting of shareholders, and if elected, will serve for a three-year term expiring at the 2026 annual meeting of shareholders. The directors nominated for election at the 2023 annual meeting of shareholders are:

Mark F. Albino	Age 70	Director since 1996
James M. Dubin	Age 76	Director since 2019
Kevin R. Hoben	Age 76	Director since 1996

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All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our board of directors. For complete biographical information concerning each of the Class 3 directors, please refer to the information under the caption “Directors Background Information”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS.

Proposal 2 – To approve, on a non-binding advisory basis, the executive compensation of the named executive officers of the Company

Under the rules of the Securities and Exchange Commission (the “SEC”), we are required to provide our shareholders with the opportunity to cast a non-binding advisory vote on the executive compensation of the Company’s named executive officers as disclosed in the proxy statement. This proposal is commonly known as a “say on pay” proposal. The text of the resolution to be put before the shareholders at the annual meeting is as follows:

“RESOLVED, that the shareholders of the Company approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement for the 2023 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.”

This resolution allows our shareholders the opportunity to communicate to the board of directors their views on the compensation of our named executive officers. The executive officers named in the Summary Compensation Table and deemed to be “named executive officers” are Kevin R. Hoben, Dean W. Rivest, Matthew F. Unger, Edwin B. Moran, and Timothy P. Scanlan. The types and amounts of compensation paid to each of the named executive officers is set forth in the sections titled “Compensation Discussion and Analysis” and “Executive Compensation,” including the Summary Compensation Table, in this proxy statement. This vote is advisory in nature and non-binding, and may not be construed as overruling a decision by the compensation committee or the board, nor creating nor implying any additional fiduciary duty by the board. However, the compensation committee and the board of directors value the opinion of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, will consider the outcome of the vote when determining executive compensation to be paid to the Company’s executives, including the named executive officers, in the following year or years.

The Company’s current policy is to hold a say on pay vote every three years.

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THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.

Proposal 3 – Ratification of Audit Committee’s Appointment of Auditors

This proposal is to ratify the appointment of independent auditors by the audit committee of the board of directors for the fiscal year ending December 31, 2023. Currently the audit committee has engaged RSM US LLP (“RSM”) as the Company’s independent auditor. Although action by the shareholders in this matter is not required, the board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of our financial controls and reporting. If a majority of the shares present and entitled to vote on the proposal do not ratify the appointment of independent auditors, the audit committee will consider the vote and the reasons therefor in future decisions on the selection of independent auditors. Even if the appointment of independent auditors is ratified, our audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. A representative of the independent auditors is expected to attend the annual meeting, and that representative will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF AUDITORS.

Vote Required

The Company’s by-laws provide that the presence, in person or represented by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the annual meeting, constitutes a quorum for the annual meeting; and that the affirmative vote of a majority of the votes cast by all shareholders present in person or represented by proxy at the annual meeting and entitled to vote will decide any question brought before the annual meeting, unless otherwise required by law or the Company’s amended and restated articles of incorporation or by-laws. All shares present or represented by proxy (including abstentions and broker non-votes) are counted for quorum purposes.

For Proposal 1, the nominees for election as directors of the Company at the annual meeting who receive the highest number of votes cast will be elected as directors for the three positions on the board of directors of the Company to be filled. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

For Proposal 2, the affirmative vote of a majority of the votes cast by all shareholders, present in person or represented by proxy at the annual meeting and entitled to vote on the proposal, is required to approve this “say on pay” proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

For Proposal 3, the affirmative vote of a majority of the votes cast by all shareholders, present in person or representated by proxy at the annual meeting and entitled to vote on the proposal, is required to ratify the selection by the audit committee of the board of directors of RSM US LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions will have no effect on the outcome of the vote on this proposal. Broker non-votes do not apply to this proposal.

If you do not provide your broker or other nominee with instructions on how to vote your shares held in “street name,” your broker or nominee will not be permitted to vote your shares on non-routine matters (a broker non-vote), and your shares will not affect the outcome of vote concerning non-routine matters. The election of directors and the advisory vote on the compensation of our named executive officers are considered non-routine under applicable regulatory rules. This means that your broker may not vote your shares in connection with the election of directors and compensation of our named executive officers in the absence of your specific instructions as to how to vote. If you hold your shares beneficially through a broker or nominee, we strongly encourage you to provide instructions regarding the voting of your shares as your broker cannot vote your shares with respect to these proposals without instructions from you.

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Voting Rights

The shareholders entitled to vote at the annual meeting will be those whose names appeared on the records of the Company as holders of its common stock at the close of business on April 3, 2023, the record date. As of April 3, 2023, there were issued and outstanding 10,094,322 shares of common stock of the Company, all of which are entitled to vote. The Company is not entitled to vote the shares of common stock held in the treasury nor are such shares considered “issued and outstanding.” As of April 3, 2023, there were 59,311 shares of common stock held in the treasury.

Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the annual meeting. Cumulative voting is not permitted. There are three directors to be elected at the annual meeting to be held on June 13, 2023. Unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted “FOR” the nominees listed thereon, and “FOR” Proposals 2 and 3.

Shareholder Proposals

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act (as defined below), and intended to be presented at the Company’s 2024 Annual Meeting of Shareholders must be received by the Company’s corporate secretary at the Company’s corporate offices no later than December 30, 2023, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to such meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

In addition, shareholders are notified that the deadline for providing us timely notice of any shareholder proposal to be submitted outside of the process of Rule 14a-8 under the Exchange Act for consideration at our 2024 Annual Meeting of Shareholders is not later than March 14, 2024. Such notice must include a description of the proposed business, the reasons therefor and other specified matters.

Nominations by a shareholder for the election of a person or persons to the board of directors at the 2024 Annual Meeting of Shareholders must be delivered to the chairman of the board of directors at the Company’s corporate office not later than 180 days prior to the date of such annual meeting (assuming the 2024 Annual Meeting of Shareholders is held on June 13, 2024, such nominations must be submitted no later than December 16, 2023). Any such notice must comply with the Company’s by-laws. In addition, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s director nominees, in connection with the 2024 Annual Meeting of Shareholders must comply with the requirements of Exchange Act Rule 14a-19.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

General Information

Our board of directors currently consists of seven directors. The nominating/ governance committee reviewed the disclosures submitted by the seven board members and determined that the following directors were “independent” directors under the requirements set forth in the corporate governance guidelines of the board, applicable SEC rules and the Nasdaq listing standards:

James M. Dubin	J. Nicholas Filler	Stewart B. Reed
David K. Evans	Derek W. Glanvill

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Please refer to the “Board Committees” section for additional information on the determination of director independence.

The Company’s corporate governance guidelines can be found at the Company’s website at www.omegaflex.com. The Company will provide any person, without charge, upon filing a written request with the corporate secretary of the Company at its corporate offices, with a copy of the Company’s corporate governance guidelines. Please refer to the section titled “Director Nomination Process” on page 9 for information on the process by which directors are considered for nomination.

During calendar year 2022, the board of directors held six meetings. All directors were present at all of the meetings, except that one director missed one meeting. Every director attended 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees on which they served, during the periods that they served. At each meeting the independent directors had the opportunity to meet in executive session and did so at four of the six meetings. The Company’s corporate governance guidelines set forth the policy that all directors are encouraged, but not required to attend the annual meeting of shareholders, and all of the directors attended the annual meeting of shareholders in July 2022.

The board of directors has adopted a code of business conduct and ethics, applicable to all employees of the Company, including its principal executive officer, its principal financial officer, its principal accounting officer or financial controller and persons performing similar functions, as well as to all directors of the Company. This code of business conduct and ethics can be found at the Company’s website at www.omegaflex.com. The Company will provide any person, without charge, upon filing a written request with the corporate secretary of the Company at its corporate offices, a copy of the Company’s code of business ethics. Amendments to and waivers from the code of business ethics will be disclosed on the Company’s website within four business days following the date of amendment or waiver.

Board Leadership Structure and Role in Risk Oversight

The board of directors exercises oversight of the Company and its business through the Company’s executive management. Under the Company’s by-laws, the board annually elects a chairman of the board, who may or may not be an officer of the Company, and who presides at all meetings of the shareholders and the directors, and a chief executive officer, who has the general and active management of the business of the Company. In December 2018, the board appointed Kevin R. Hoben as chairman of the board and chief executive officer. In January 2022, the board appointed Dean W. Rivest as president of the Company while Mark F. Albino retained his position as chief operating officer. In May 2022, Mark F. Albino retired from the Company. Since OmegaFlex became a publicly traded company in 2005, the position of chairman of the board and the position of the Company’s chief executive officer had been held by two different persons. The appointment of Mr. Hoben to the position of chairman was in recognition of Mr. Hoben’s achievements and success in managing the Company as its chief executive officer, as well as a recognition of Mr. Albino’s performance in managing the day-to-day affairs of the Company. The appointment of Mr. Rivest as president established a solid management succession plan for the Company.

J. Nicholas Filler has been designated as the lead independent director. The board of directors appointed Mr. Filler as lead independent director consistent with his position as chairman of the audit committee.

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Risk is inherent in every business, and the Company is subject to many risks which have been described in our periodic filings. Management is responsible for the day-to-day management of the risks that the Company faces and the board of directors is responsible for the oversight of risk management. While the board is ultimately responsible for risk oversight at the Company, our board committees assist the board in these oversight responsibilities in certain areas of risk. Most notably, the audit committee has general oversight with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements and reports to the board on these matters regularly.

Communication with the Board

Shareholders who wish to communicate with the Company’s board of directors may do so in writing, addressed to the chairman of the board of directors, or to any individual director, at the Company’s corporate headquarters at Omega Flex, Inc., 451 Creamery Way, Exton, PA 19341. Shareholders wishing to communicate with the director presiding over the executive session of the Company’s non-management directors may direct such communications to Mr. J. Nicholas Filler, chairman of the audit committee and lead independent director, at the address set forth above. All such correspondence will be forwarded to the Company’s corporate secretary, who will review the correspondence. The board has delegated to the corporate secretary discretion to review such correspondence, and forward any matters dealing with current, specific business or customer matters to the appropriate senior management in the Company. All other correspondence will be forwarded to the appropriate director designated by the shareholders.

Director Background Information

The people listed below under “Director Biographies” constitute the Company’s board of directors. Only the Class 3 directors are standing for election for a three-year term and until their respective successors have been elected and qualified. The specific experience, qualifications, attributes, or skills that have led the board to conclude that each of the directors should serve in that role in light of the Company’s business and structure are included in each of their respective biographies and the expertise chart. In the past ten-year period, no director (a) has filed or has been subject to a petition for bankruptcy or insolvency, or (b) was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding.

Below is a chart summarizing the areas of each director’s expertise as a member of the board of directors:

Expertise	Albino	Dubin	Evans	Filler	Glanvill	Hoben	Reed
Board		●		●	●		●
Environmental	●		●
Finance		●		●	●
AC Financial Expert		●		●
Industry	●		●		●	●	●
Governance		●		●			●
Human Resources				●	●	●
Legal		●		●
Manufacturing	●			●			●
Operations	●		●			●	●

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Director Biographies

Mark F. Albino, Age 70

Prior to his retirement in May 2022, Mr. Albino was our Chief Operating Officer, serving in that position since 2018. He previously served as President from 2018 to 2021, and as Executive Vice President from 2005 until 2018. Mr. Albino has served as our director since 1996, and also served as a director of Omega Flex Limited from 2001 to 2022. Mr. Albino has over 30 years of experience and extensive knowledge of manufacturing operations in our industry, product design, and the technical requirements for bringing new products to market and is the inventor of several patents covering important components of our products. Mr. Albino is a Class 3 director with a term expiring at the annual meeting of shareholders in 2023 and is a nominee for election.

James M. Dubin, Age 76

Mr. Dubin has served as a director since 2019. He was the Executive Chairman of Conair Corporation, a diversified consumer products company, until its sale in 2021. He was formerly a senior partner at Paul, Weiss, Rifkind, Wharton & Garrison LLP, until his retirement from the firm in 2012. Since his retirement he has engaged in private consulting work through Madison Place Partners, LLC. Mr. Dubin is currently a director of Emmis Communications Corporation, and serves on its executive, audit, corporate governance, and compensation committees, and a director of Atlantic Avenue Acquisition Corp. where he chairs the audit committee. He has served as a director or trustee on a number of corporate, non-profit and charitable organizations, including Carnival Corporation & plc, Lighthouse Guild International, National Foundation for Advancement in the Arts, Tel Aviv University, Friends of Neuberger Museum of Art, and the American Ballet Theatre. Mr. Dubin has extensive experience in accounting, finance, and financial reporting, as well as being an attorney with a practice in corporate law, securities, and mergers and acquisitions. Mr. Dubin is a Class 3 Director with a term expiring at the annual meeting of shareholders 2023 and is a nominee for election.

David K. Evans, Age 68

Mr. Evans has served as a director since 1996. He has served as the President and CEO of Partners Mechanical, Inc., a mechanical contractor in Raleigh, North Carolina. Mr. Evans has extensive experience in construction and installation of mechanical systems in construction, including products manufactured by the Company. Mr. Evans is a Class 1 Director with a term expiring at the annual meeting of shareholders in 2024.

J. Nicholas Filler, Age 71

Mr. Filler has served as a director since 2009 and is currently the lead independent director. Mr. Filler served as an executive of Argotec, Inc., a manufacturing firm in Greenfield, Massachusetts, serving as the Chief Operating Officer from 2007, and President from 2011, to 2014 when he retired. Previously, Mr. Filler was the Senior Vice President – Corporate and Legal of Mestek, Inc., the Company’s former parent corporation, from 2001 to 2007. Mr. Filler is also a director and vice chairman at Mestek, Inc., and serves as a director of Bete Fog Nozzle Co. Mr. Filler received a Juris Doctor degree from Boston University Law School, and has extensive experience serving as a director and leading manufacturing firms and in accounting, finance, and financial reporting, as well as being an attorney with a practice in corporate law and corporate financing. Mr. Filler is a Class 2 Director with a term expiring at the annual meeting of shareholders in 2025.

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Derek W. Glanvill, Age 61

Mr. Glanvill has served as a director since 2018. He was President and Chief Operating Officer of McCarthy Holdings, Inc., a large commercial construction company headquartered in St. Louis, Missouri, from 2007 until his retirement in 2015. In his position as President and COO of a large commercial construction company, Mr. Glanvill gained extensive experience in managing a large commercial organization, experience in the construction industry, and expertise in analyzing and using financial statements of a large commercial organization. Mr. Glanvill is a director of Mestek, Inc., the Company’s former parent corporation, Black & Veatch, an engineering, consulting and construction company, DPR Construction, Inc., a large, national construction company, and Gransolar, a renewable energy manufacturing company. Mr. Glanvill is also a senior advisor to Oaktree Capital. Mr. Glanvill is a Class 2 Director with a term expiring at the annual meeting of shareholders in 2025.

Kevin R. Hoben, Age 76

Mr. Hoben is currently Chairman and Chief Executive Officer of the Company, and previously served as President from 2005 to 2018. Mr. Hoben has served as our director since 1996, and as a director and chairman of our United Kingdom subsidiary, Omega Flex Limited, since 2001. Mr. Hoben is also a director of Taco Comfort Solutions, Inc., an HVAC manufacturer. Mr. Hoben has over 30 years of experience in the sale and distribution of flexible metal hose products in positions of increasing scope and responsibility. Mr. Hoben is a Class 3 Director with a term expiring at the annual meeting of shareholders in 2023 and is a nominee for election.

Stewart B. Reed, Age 76

Mr. Reed has served as a director since 2005, has been vice-chairman of the board since 2019, and was formerly chairman of the board from 2014 to 2019. Since 2013, Mr. Reed has served as the Chairman and Chief Executive Officer of Mestek, Inc., the Company’s former parent corporation. From 2009 to 2013, he was Mestek, Inc.’s Vice Chairman and Chief Operating Officer. Mr. Reed has extensive knowledge and experience managing and leading large manufacturing enterprises supplying the HVAC industry in which most of our products are distributed, and in corporate finance and accounting. Mr. Reed is a Class 1 director with a term expiring at the annual meeting of shareholders in 2024.

Executive Officers

The executive officers of the Company in addition to Mr. Hoben, whose biography appears in the section titled “Director Biographies” above, are the following:

Dean W. Rivest, Age 53

Mr. Rivest has served as our President since January 2022, providing leadership over operations of the Company. He previously served as Executive Vice President from 2020 to 2022 and was responsible for manufacturing and engineering for all products, as well as sales and marketing for the industrial and MediTrac® products. Prior to that, Mr. Rivest was the Vice President and General Manager of the industrial and MediTrac® products since 2005. Mr. Rivest is also a director of Omega Flex Limited, our United Kingdom subsidiary, and president of Omega Flex SAS, our French subsidiary. His credentials include an M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute, a B.S. in Mechanical Engineering from Western New England College and an A.S. in Mechanical Engineering from Springfield Technical Community College. In addition to being a registered professional engineer, Mr. Rivest is the inventor of several patents directly related to the Company’s product lines.

Edwin B. Moran, Age 56

Mr. Moran has served as our Executive Vice President since 2022, where he is responsible for all sales and marketing efforts for all of the Company’s products, excluding MediTrac® corrugated medical gas piping. Previously Mr. Moran served since 2007 as Vice President - Sales Residential Markets for all sales of the flexible gas piping products manufactured by OmegaFlex.

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Matthew F. Unger, Age 56

Mr. Unger has served as our Vice President – Finance and Chief Financial Officer since January 2022, and was previously the Interim Finance Director from August 2021 to January 2022. Mr. Unger previously served as the Company’s Controller and Principal Accounting Officer since July 2015. Mr. Unger has over 30 years of finance and accounting experience, including various corporate management roles in the manufacturing, software development, information technology, and vehicle leasing industries, as well as twelve years of progressive public accounting experience. He is a certified public accountant since 1991 and holds a Master of Science in Finance from Drexel University. Mr. Unger is also a director of Omega Flex Limited, our United Kingdom subsidiary.

Susan B. Asch, Age 56

Ms. Asch has served as our General Counsel and corporate Secretary, as well as a director of Omega Flex Limited, our United Kingdom subsidiary, since the beginning of April 2023. Previously she served as our Associate General Counsel since June 2022, and as Assistant Secretary since July 2022. Ms. Asch has over 30 years of legal experience, including in the manufacturing and technology industries. Most recently, she served as Assistant General Counsel at Arkema Inc., a global chemical manufacturing company, from September 2016 to June 2022. Prior to that, she served as Assistant General Counsel at Unisys Corporation, and Deputy General Counsel and corporate Secretary at Turner Investments. Ms. Asch started her professional career in private practice as a corporate, securities and mergers and acquisitions lawyer. She graduated from the Wharton School of the University of Pennsylvania, with a B.S. in Economics, and from the University of Pennsylvania Law School.

Director Nomination Process

Our board of directors itself is responsible for determining its optimum size, filling vacancies and recommending nominees for election by the stockholders. The board delegates the screening process involved to our nominating/governance committee with the input from the Chairman and Chief Executive Officer. In reviewing and identifying candidates for the board, the nominating/governance committee is charged under our corporate governance guidelines to identify and consider candidates having significant skills or experience in any one or more of the following areas: Understanding of the application and use of some or all of the Company’s products, understanding of various manufacturing technologies, understanding of general accounting principles as applied in the preparation and reporting of financial statements of a public company, and expertise and knowledge of management of a large multi-facility organization, international experience, and other pertinent characteristics – all in the context of an assessment of our then current perceived needs. To that extent, the committee will seek to identify and consider candidates who may have a diverse background and not limited strictly to the markets in which we compete or to manufacturing industries generally.

In 2022, further to its charter, the nonimating/governance committee established additional guidelines for board membership as follows, which were approved by the entire board: The committee is committed to ensuring that the board’s composition appropriately reflects the current and anticipated needs of the board and the Company and its subsidiaries. The committee considers a variety of professional, industry, and personal backgrounds and skill sets to provide the board with the appropriate talent, skills, and expertise to oversee the business. Expertise the committee considers includes: Industry specific expertise, manufacturing and operations, finance and capital markets, governance, human resources, and legal. Personal backgrounds will also be taken into consideration, including military service, gender, and other diversity criteria, in support of the principal commitment to ensure the board’s composition appropriately supports current and anticipated business needs. The committee and the board are committed to taking diversity objectives into account, along with the other stated factors, when there are board vacancies.

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In general, identification of persons to become nominees for the board of directors may be obtained through a variety of sources, including our directors and executive officers, and trade or industry groups in which we participate. Once a candidate has been identified, the nominating/governance committee evaluates the candidate based upon the candidate’s length and breadth of business experience, specific skills or knowledge, and other pertinent characteristics as described above. The committee’s review may include personal interviews and/or reference checks. This process is applied regardless of whether the potential nominee has been identified and proposed by a shareholder or by any other person. Information on the Company’s procedures for considering candidates for election to the board of directors who may be nominated by shareholders is found below in the section titled “Nominating/Governance Committee” on page 15

Board Diversity

Under Nasdaq’s board diversity rule, the Company is required to publicly disclose certain diversity statistics regarding our board of directors and why we do not have a “diverse” director in accordance with Nasdaq diversity objectives. Those statistics are shown below. We have omitted categories that were not selected by any director.

Board Diversity Matrix

Total Number of Directors:	7

Part I: Gender Identity	Female	Male	Did Not Disclose Gender
Directors	0	5	2

Part II: Demographic Background
White	5
Did Not Disclose Demographic Background	2
U.S. Military Veteran (optional)	2

In connection with the directors nominated for election at this year’s annual meeting of shareholders, at two meetings held this year, the nominating/governance committee members discussed the current board’s composition as it relates to the current and anticipated needs of the board and Company, and the other pertinent characteristics set forth in the Company’s guidelines for board membership described above under the heading “Director Nomination Process,” and concluded not to recommend making a change to board composition at this time, because the committee considers the board’s composition to appropriately reflect the current and anticipated needs of the board and the Company and its subsidiaries.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Introduction. There has been an increasing level of discussion and analysis of the purpose and responsibility of listed companies. In 2019, the Business Roundtable issued a memo titled Statement on the Purpose of a Corporation, which revisited the premise of the existence of a business corporation, and recast that purpose from its prior exclusive focus on creating value for its shareholders, to a broader commitment to creating value for all of a corporation’s stakeholders, including customers, employees, suppliers, communities, and shareholders. In taking any action on behalf of the corporation under the Pennsylvania Business Corporation Law, the board of OmegaFlex may consider the “effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located.”1 Just as “no man is an island unto himself,” so every business and enterprise is a part of the larger social fabric.

Being an engaged corporate citizen, the Company has structured its business to benefit not only its shareholders, but also its customers, employees, suppliers, and members of the community in which we operate.

Environmental. The Company is classified under federal environmental laws as a “small quantity generator.” All of the materials used in our manufacturing process are either turned into a final product or are recycled. We are not required to report any hazardous chemicals used in the production of our products under Section 313 of the Emergency Planning and Community Right-to-Know Act of 1986 (EPCRA) (42 U.S.C. §1023), because there are no “releases” of hazardous materials in the manufacturing process under the §313 article exemption. All such hazardous materials (for example, nickel and chrome in the stainless-steel alloys) are chemically bonded and contained within the alloy, and the manufacturing process merely shapes the metal to the desired form; there is no process that releases the constituent hazardous materials from the stainless-steel strip. The TIG welding process merely joins the two edges of the stainless-steel strip together without any welding filler material. Any scrap material generated during the forming process is completely recycled. Further, the final product does not present a pathway to exposure of hazardous chemicals to employees, customers, installers, or consumers. Similarly, cooling liquids used in the process are water-based and recycled, and polymers used in coating the metal pipe are also used or recycled. In short, there is no hazardous waste stream emitting from our manufacturing facilities.

Products. We also protect the environment through the sale and application of our double-containment piping, such as DoubleTrac® piping. This environmentally-friendly flexible petroleum piping system offers an outer layer of Polyamide 12 that creates a zero permeation double wall system that prevents leakage of any hazardous fluids in the inner stainless steel core pipe. So installations using DoubleTrac® piping are protected against releases of various fuels with which the piping is compatible, including gasoline, diesel, and biofuels. An offshoot from DoubleTrac piping is DEFTrac® piping, which is used with diesel emission fluid in diesel fuel to decrease particulate contamination. Diesel emission fluid is highly corrosive, but DEFTrac® systems use the same technology to protect the environment from leakages from the piping systems.

Sustainability. In terms of sustainability, our products are made from stable non-reactive materials, including stainless steel, brass, and various polymers. Because there are no moving parts, there is little wear and tear on our products (other vibration absorbers), and therefore the products are designed to be used for extended periods. The warranties for some DoubleTrac® installations can extend for thirty years. If the building is renovated or torn down, the metal parts of the piping system may be recycled, including the flexible metal piping (either stainless steel or copper alloy) and fittings (brass and stainless steel).

Social. OmegaFlex is a fairly small company of approximately 170 employees in four main locations, with our main facilities in Exton, Pennsylvania having about 110 factory and office employees. We place a high value on the safety of our employees. We are committed to providing a safe and healthy workplace for all our employees and have developed a program for injury prevention to involve management, supervisors, and employees in identifying and eliminating hazards that may develop during our work process. The Company has established a safety committee, comprised of representatives from each department. Its purpose is to bring workers and management together in a non-adversarial, cooperative effort to support and improve the company safety program. This safety committee meets monthly and makes recommendations for improving safety in the workplace. The Company has developed policies, rules, and procedures, which will contribute to the safety of all employees. Supervisors are responsible for the safety of their employees, and as a part of their daily duties must check the workplace for unsafe conditions, watch employees for unsafe actions and take prompt action to eliminate any hazards. Supervisors enforce company safety rules and lead safety efforts by example. Employees are required to comply with all company safety rules and accepted safe work practices, and are encouraged to actively participate in identifying ways to make our company a safer place to work. Use of safety devices and equipment provided by the company for the employees’ protection is required. However, management is ultimately accountable for the health and safety of our employees by devoting the resources necessary to provide engineering and administrative controls, personal protective equipment, and training to eliminate or reduce exposure to hazards and prevent injury and illness.

Governance. Our board of directors provides guidance and direction to management and also provides a high-level oversight over non-operational programs. The board acts in accordance with its Corporate Governance Guidelines and has implemented a comprehensive compliance program based on OmegaFlex Code of Conduct.

1 15 Pa. Cons. Stat. Ann. § 1715

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 3, 2023, regarding the beneficial ownership of shares of the Company’s common stock held by each person known to the Company to own five percent or more of the Company’s common stock, each current director and nominee for director of the Company, each of the Company’s named executive officers, and the current directors and executive officers of the Company as a group. As of April 3, 2023, there were 10,094,322 shares of common stock outstanding.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Greater than 5% Owners
Estate of John E. Reed(2) 260 North Elm Street Westfield, MA 01085	2,673,899	(3)	26.5%
Kayne Anderson Rudnick Investment Management, LLC(4) 2000 Avenue of the Stars Los Angeles, CA 90067	1,140,174		11.3%
Conestoga Capital Advisors LLC(5) 550 E. Swedesford Rd., Suite 120 Wayne, PA 19087	574,055		5.7%
Directors
Stewart B. Reed (6)	5,677,678		56.2%
Kevin R. Hoben	901,694		8.9%
Mark F. Albino	192,295		1.9%
James M. Dubin	500		*
David K. Evans	1,826	(7)	*
J. Nicholas Filler	1,850		*
Derek Glanvill	0		*
Executive Officers
Dean W. Rivest	1,546	(8)	*
Edwin B. Moran	0		*
Matthew F. Unger	0		*
Timothy P. Scanlan	250		*
Susan B. Asch	0		*
All executive officers and directors as a group (12 persons)	6,777,639		67.1%

* Indicates less than 1% beneficial ownership of the issued and outstanding common stock.

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(1)	Except as otherwise indicated, to our knowledge, the beneficial owners of our common stock listed in the table above have sole investment and voting power with respect to such shares. The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power. The same shares may be beneficially owned by more than one person.

(2)	Mr. Stewart Reed is acting as an executor for the estate but he disclaims beneficial ownership to those shares.

(3)	829,008 of the shares are pledged as collateral for a loan with Santander Bank N.A., which terminates on May 25, 2023. That loan is not in default as of the date of this proxy statement. The Company’s board of directors approved the pledge.

(4)	Based on a Schedule 13G filed with the SEC on February 14, 2023 by Kayne Anderson Rudnick Investment Management, LLC (“KAR”), which has sole voting power over 257,513 shares, and sole dispositive power over 289,952 shares that are included in the amount listed in the table. KAR and Virtus Investment Advisers, Inc. (“VIA”) have shared voting and dispositive power over 850,222 shares, and Virtus Equity Trust and VIA have shared voting and dispositive power over 830,425 shares that are included in the amount listed in the table.

(5)	Based on a Schedule 13G filed with the SEC on January 18, 2023 by Conestoga Capital Advisors LLC, which has sole voting power over 545,429 shares, and sole dispositive power over 574,055 shares that are included in the amount listed in the table.

(6)	Includes 905,559 shares of common stock owned by various family trusts, of which Mr. Reed is a trustee but for which he disclaims beneficial ownership, and includes 2,673,899 shares of common stock held by the Estate of John E. Reed (see note 2 above) for which Mr. Stewart Reed is acting as an executor but for which he disclaims beneficial ownership.

(7)	Includes 826 shares held by a corporation of which Mr. Evans is an officer and shareholder, and to which beneficial ownership is disclaimed.

(8)	Shares are held in the Company’s 401(k) Profit Sharing Plan stock fund. Rounded to the nearest whole number.

The Company’s insider trading policy prohibits named executive officers and directors from pledging shares of the Company’s common stock, except with the approval of the board of directors. The Company does not have a policy regarding the ability of directors, officers and other employees to acquire hedges relating to equity compensation.

BOARD COMMITTEES

The board of directors has four (4) standing committees: Audit, Compensation, Executive, and Nominating/Governance. The chair (designated with (c)) and membership of each of the committees is as follows:

Audit	Compensation	Executive	Nominating/Governance
J. Nicholas Filler (c)	Stewart B. Reed (c)	Stewart B. Reed (c)	James M. Dubin (c)
James M. Dubin	David K. Evans	Mark F. Albino	David K. Evans
David K. Evans	J. Nicholas Filler	James M. Dubin	Derek W. Glanvill
Derek W. Glanvill	Derek W. Glanvill	Kevin R. Hoben	Stewart B. Reed
J. Nicholas Filler

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Nominating/Governance Committee

The board of directors has established the nominating/governance committee pursuant to the Company’s by-laws and the Nasdaq listing standards. The board of directors determined that the committee members are independent directors in accordance with the Company’s corporate governance guidelines and the requirements of the Nasdaq listing standards. The nominating/governance committee’s responsibilities are as set forth in its charter, which can be found at the Company’s website at www.omegaflex.com. The Company will provide any person, without charge, upon filing a written request to the corporate secretary of the Company at its corporate offices, with a copy of the Company’s nominating/governance committee charter. The committee held two meetings in 2022, with all members in attendance.

The committee’s responsibilities include (a) evaluating and recommending nominees for election as directors to the board of directors, (b) annually evaluating the independence of the individual directors from the Company’s management, (c) recommending to the board of directors criteria for membership on the board, (d) proposing nominees to fill vacancies on the board of directors as they occur, and (e) recommending principles of corporate governance pursuant to which the board and its committees perform their respective duties.

The Committee reviewed the independence of directors from management, and determined that the following directors are independent under the Company’s Corporate Governance Guidelines, and the Nasdaq listing rules:

James M. Dubin	Derek W. Glanvill	Stewart B. Reed
David K. Evans	J. Nicholas Filler

With respect to Mr. Reed, although he owns or controls a significant number of the issued and outstanding common stock of the Company, that fact in and of itself does not disqualify him from being considered “independent” of the Company’s management, either under the Nasdaq listing rules or the Company’s Corporate Governance Guidelines. The nominating/governance committee reviewed the independence criteria contained in the Company’s Corporate Governance Guidelines, and the Nasdaq listing rules, and reviewed the totality of circumstances relating to Mr. Reed’s independence from management. Specifically, the nominating/governance committee determined that: Mr. Reed is not employed by the Company, neither he nor any family member has received any compensation or payments from the Company, directly or indirectly, other than through his position as a director or as shareholder(s), nor does he have any compensation interlock issues. There are no other factors known to the committee that would call it to question Mr. Reed’s independence from the management of the Company. As a result, the nominating/governance committee has unanimously determined that Mr. Reed is an “independent” director.

In selecting candidates for election to the board of directors at future annual meetings of shareholders, the committee will consider prospective candidates whose names have been submitted by shareholders in accordance with the procedures described below. Such submissions should be in writing and directed to the corporate secretary of the Company at 451 Creamery Way, Exton, Pennsylvania 19341.

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The Company has a policy, as set forth in its by-laws, of considering candidates for election to the board of directors who may be nominated by shareholders. The board of directors recognizes and fully appreciates its position of stewardship of the Company for the benefit of the shareholders, and the board firmly subscribes to the proposition that the shareholders should be free to exercise their franchise to select and elect the persons who direct the Company in which the shareholders have invested. To that end, the by-laws of the Company provide for a process by which shareholders may nominate individuals for election to the board of directors. This process requires that such shareholder nomination be made in writing by a shareholder holding, or by a group of shareholders who in the aggregate hold, five percent (5%) or more of the Company’s common stock continuously for at least one year prior to the date of the submission of such candidate, and delivered to the chairman of the board of directors not later than 180 days prior to the date of the next annual shareholders’ meeting. Such nomination must also include (a) the name and residence of each proposed nominee and of the nominating shareholder, (b) the principal occupation of each proposed nominee, (c) the written consent of each nominee to serve as a director of the Company, if elected, and (d) any information regarding each nominee proposed by a shareholder that would be required to be included in a proxy statement filed with the Securities and Exchange Commission pursuant to the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and applicable Nasdaq listing standards.

Any candidate for election to the board of directors nominated by a shareholder shall possess the minimum qualifications, as required by the by-laws and by the corporate governance guidelines: (a) be a natural person, (b) be not less than 21 years of age, and (c) not be a director, officer, employee or agent of a competitor of the Company. The specific skills or expertise of a shareholder nominee should complement the needs of the board at the time of the election. These needs will vary from time to time based on the composition of the board.

As of the date of this proxy statement neither the corporate secretary, the chairman of the board nor the nominating/governance committee had received from shareholders owning more than 5% of the Company’s common stock a nomination of any individual to the board of directors.

Audit Committee

The board of directors has established and maintains an audit committee comprised of four of the Company’s independent directors. No member of the audit committee serves on the audit committee of more than three public companies.

The audit committee’s responsibilities are as set forth in its charter, which can be found at the Company’s website at www.omegaflex.com. These responsibilities include assisting the board of directors in its oversight of the accounting and financial controls of the Company, reviewing the process and procedures underlying management’s assessment of the effectiveness of the Company’s systems and financial controls, and the Company’s compliance with legal and regulatory requirements. The audit committee selects the independent auditors, reviews the scope of the audit and the results of the audit, approves permitted non-audit services (such as tax services), and reviews the financial and disclosure controls procedures. The audit committee also oversees management’s efforts to establish and maintain a process for handling complaints or concerns relating to accounting or financial matters, as well as compliance issues generally.

As part of its oversight role relating to the Company’s systems, controls and procedures, the audit committee also oversees the Company’s risk management process. On an annual basis, the committee reviews risks that the Company and its businesses face that have been identified by management, and reviews the analysis and plans prepared by management to eliminate, mitigate or address those potential risks.

The audit committee acts pursuant to the Company’s by-laws and the audit committee charter. The audit committee charter is reviewed annually by the audit committee to determine the charter’s adequacy to respond to the issues raised in the course of the audit committee’s activities. The committee held eight meetings in 2022. One committee member was absent from two of the meetings. Please see the report of the audit committee set forth in this proxy statement. The board of directors has determined that (a) Mr. Filler and Mr. Dubin are independent “audit committee financial experts” under SEC rules, (b) all of the audit committee members are “financially sophisticated” as required by the Nasdaq listing standards, and (c) all of the audit committee members are independent in compliance with the Company’s corporate governance guidelines and the requirements of the Nasdaq listing standards.

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Executive Committee

To the extent permitted by the laws of the Commonwealth of Pennsylvania, the executive committee has and may exercise all the powers and authorities of the board of directors as follows: (a) to take action on behalf of the board of directors during intervals between regularly scheduled meetings of the board of directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the board of directors, and (b) to take action on all matters of the Company that have been delegated for action to the executive committee by the board of directors. The executive committee meets from time to time, irregularly, and consults with each other and management as necessary to discharge its duties.

Compensation Committee

The compensation committee’s responsibilities are as set forth in its charter, which can be found at the Company’s website at www.omegaflex.com. The committee’s duties include establishing a compensation philosophy to guide the committee in executive compensation decisions, establishing and approving executive compensation plans, reviewing the compensation of the chief executive officer and the executive officers of the Company, and recommending to the board of directors the amount of compensation to be paid to the chief executive officer and the executive officers of the Company. Please see the report of the compensation committee set forth in this proxy statement. The committee met four times in 2022, with all members in attendance, to consider and recommend compensation matters to the board of directors. All of the current members of the committee have been determined to be independent directors in accordance with the Company’s corporate governance guidelines and the requirements of Nasdaq listing standards.

BOARD REPORTS

Audit Committee Report

This report of the audit committee shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the SEC or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document, and shall not otherwise be deemed filed under such Acts. The audit committee furnished the following report as required under the SEC rules and regulations. The Company will provide any person, without charge, upon filing a written request to the Corporate Secretary of the Company at its corporate offices, with a copy of the Company’s audit committee charter.

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REPORT

The audit committee met eight times during 2022 and discussed with the Company’s management the interim financial statements of the Company for each applicable reporting period prior to the filing or distribution of such financial statements. The audit committee met in March 2023 to review and discuss with the Company’s management and the independent auditors the audited financial statements of the Company for the fiscal year ended December 31, 2022. Management has the responsibility for preparation of the Company’s financial statements, and the independent auditors have the responsibility for examining those statements and expressing an opinion thereon. The audit committee’s primary responsibility with respect to the Company’s financial statements is one of review and oversight.

The committee has acted, pursuant to its charter, and has during the past year (a) reviewed with the independent auditors their internal quality control procedures and independence from management, (b) reviewed with management and the independent auditors recent accounting pronouncements and their effect on the financial statements of the Company, (c) reviewed the Company’s financial and disclosure control procedures instituted by management, and (d) reviewed with the chief financial officer and the independent auditors the Company’s internal system of financial and accounting controls.

The audit committee also discussed with the independent auditors matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” and received from the independent auditors written disclosures regarding the independence of the independent auditors from the Company as required by PCAOB Rule 3526, titled “Communications with Audit Committees Concerning Independence.” The audit committee considered the compatibility of the non-audit services the Company received from its independent auditor and the effect of such engagements on the independence of the independent auditors, and has discussed with the independent auditors their independence.

Based on all of the above, the audit committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC.

J. Nicholas Filler, Chairman, James M. Dubin, David K. Evans, Derek W. Glanvill Members.

NOTE: If any person wishes to communicate with the Company’s audit committee regarding any question or concern arising out of the Company’s accounting, internal financial controls, or auditing matters, such questions or concerns should be forwarded to the Company under its compliance reporting policy, a copy of which is available for viewing at https://www.omegaflexcorp.com/compliance/.

Compensation Committee Report

This report of the compensation committee shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the SEC, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document, and shall not otherwise be deemed filed under such Acts. The compensation committee furnished the following report as required under the SEC rules and regulations. The compensation committee charter is available on the Company’s website at www.omegaflex.com. The Company will provide any person, without charge, upon filing a written request to the corporate secretary of the Company at its corporate offices, with a copy of the Company’s compensation committee charter.

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REPORT

The compensation committee of the board of directors consists entirely of independent, non-employee directors. The committee has the responsibility for: (a) fixing the elements of a comprehensive compensation program for the chief executive officer and the executive officers of the Company that provide rewards and create incentives for their performance in maintaining and improving the profitability of the Company and enhancing long-term shareholder value; (b) reviewing the levels of compensation to be paid or granted to the chief executive officer and the executive officers of the Company; and (c) recommending to the entire board of directors the levels of such compensation to be paid or awarded.

The compensation committee is fully committed to the proposition that compensation paid to the chief executive officer and the other executive officers of the Company should be fashioned in a manner so as to encourage initiatives by those officers that will promote the long-term growth and enhancement of the intrinsic value of the Company. The committee believes that growth of the Company’s intrinsic value will ultimately translate into the growth and enhancement of the interests of the shareholders in the Company. This compensation program is further intended to provide incentives to the executive officers that are linked to the financial results of the Company. The committee is also mindful of the need to attract and retain individuals possessing the vision and leadership skills necessary to continue the Company’s growth into the future. With these propositions in mind, the compensation committee has based the compensation of the Company’s executive officers upon three pillars: base salary, performance-related annual cash bonuses based on the actual financial results of the Company measured against its pre-established business plans, and long-term incentives, such as phantom stock units.

Base salary. The committee annually reviews the annual base salary of the chief executive officer. The committee also reviews the recommendations of the chief executive officer for the annual base salary of the Company’s other executive officers. The factors upon which the committee determines the base salary of the chief executive officer and the Company’s other executive officers include the performance in the preceding year in meeting pre-established business plan goals for sales and net income, the level of responsibility within the Company, and the contributions of the chief executive officer and each of the Company’s executive officers that will enhance the long range prospects of the Company, but the effects of which may not be immediately apparent. The committee has also reviewed the executive compensation of the chief executive officer in comparison to the CEO compensation within a peer group of twelve other companies, which are similar in size and market sector to the Company. Based on that comparative review and the other factors disclosed in this report, the compensation committee has concluded that the total compensation to the chief executive officer is appropriate and reasonable. Effective January 1, 2023, the annual base salary of the chief executive officer was increased from $493,380 in 2022 to $510,648. The committee believes that the salary policy of the Company should be at a rate that may be considered “below market,” with the view of encouraging superior performance with “above market” short-term incentive awards.

Incentive Bonus Plan. Effective January 2012, the committee adopted a performance measurement for the plan based on earnings before interest and taxes (“EBIT”) because the committee determined that EBIT represented the true measure of management performance of the Company’s continuing operations. For fiscal year 2022, the bonus pool earned by management was approximately $3.5 million, which decreased from the prior year as a result of a reduction in the rate applied to EBIT to calculate the bonus pool from 16.2% to 10.2% due to Mr. Albino no longer participating in the pool because of his May 31, 2022 retirement from the Company, and also due to lower EBIT year to year. The lower EBIT was largely a result of costs for resumption of travel and other marketing efforts, which were lower in the 2021 period due to the pandemic as well as higher product liability reserves and expenses. These increased costs were offset partly by reduced incentive compensation to align with the changes in the executive management team.

As can be seen from the Summary Compensation Table in the section titled “Executive Compensation,” the amounts allocated from the incentive bonus plan to Mr. Hoben account for over 50% of his total compensation, and as the incentive bonus plan is calculated as a percentage of the Company’s earnings before interest and taxes, a majority of the annual compensation paid to the chief executive officer is directly tied to the annual financial results of the Company.

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In 2014, the employment agreements with each of Mr. Hoben and Mr. Albino were amended to add a “clawback” provision. Under the amended employment agreements, any amount of incentive compensation that is subject to recovery under any law, rule or listing requirement and based on an overstatement of earnings is subject to repayment by the employee to the Company. This “clawback” provision in the employment agreements of the chief executive officer and the chief operating officer is a safeguard against improper manipulation of the Company’s earnings. On October 26, 2022, the Securities and Exchange Commission issued final rules requiring issuers to comply with additional claw back rules, following the effective date of the implementation of new standards by the stock exchanges. The Company will timely adopt and implement a clawback policy in accordance with the new rules and standards.

Long-term Compensation. The Omega Flex, Inc. 2006 Phantom Stock Plan, as amended and restated effective as of January 1, 2023, is designed to function as the long term component of our compensation program. Under the phantom stock plan, select members of the management team may receive units of phantom stock. The value of the phantom stock is tied to the value of our common stock. Phantom stock units granted prior to January 1, 2023 have a three year vesting schedule, with approximately equal amounts vesting each year (1/3-1/3-1/3). Phantom stock units granted after January 1, 2023 also have a three year vesting schedule, but with “cliff vesting” on the third anniversary of the grant date. After the phantom stock units have vested, the executive would receive the value of the phantom stock, which would be equal to the then current full value of the Company’s common stock on the maturity date of the phantom stock units, which for existing grants is a year following the final vesting date. The outstanding phantom stock units also accrue amounts equal to any cash or stock dividends declared on the Company’s common stock. If the executive voluntarily leaves the Company or is terminated, then any unvested awards of phantom stock units are forfeited, with limited exceptions in the case of retirement. Awards to employees are at the discretion of the committee and upon recommendation by the chief executive officer. We do not have a formal program on the timing of the phantom stock awards, but we do review decisions on whether to grant phantom stock units on an annual basis in the first quarter, and then during the year depending on circumstances. Generally, the awards will be made either outside any black-out period applicable to insider trading of our common stock, or in conjunction with the calculation and payment of our annual bonus program, which occurs in the first quarter of each year.

Other Compensation. In addition, each year the entire board of directors, based upon the recommendation of the compensation committee, considers the percentage participation of all employees (including the chief executive officer and the other executive officers of the Company) in the Company’s Profit Sharing Plan. For the fiscal year ended December 31, 2022, the committee recommended and the board of directors voted in favor of a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the maximum of $147,000 and in favor of a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts in excess of the maximum of $147,000 (as limited in accordance with the Employee Retirement Income Security Act).

After considering all of the factors and making recommendations upon the annual base compensation and bonus formulae and percentage participations for the chief executive officer and each of the other executive officers of the Company, the compensation committee presents this report to the full membership of the board of directors. The recommendations of the compensation committee were presented, discussed and voted upon, and approved in an executive session of the board of directors of the Company, with Mr. Hoben abstaining.

The compensation committee has reviewed the compensation discussion and analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Stewart B. Reed, Chairman, David K. Evans, J. Nicholas Filler and Derek W. Glanvill, Members.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction. Our business is built upon a strategy of leveraging our ability to design and introduce new products using flexible metal hose products, which takes advantage of our superior engineering and manufacturing capabilities. These advantages allow us to compete in markets with competitors that are much larger companies. As a smaller competitor, we must be able to identify opportunities and react quickly to those opportunities. This strategy places a premium on performance of all of our employees, from the chief executive officer on down. Our compensation philosophy is intended to attract people who can work and succeed in a lean and nimble organization, to motivate our employees to achieve our short-term and long-term goals, and to retain those employees who contribute to our success.

New Developments. On May 31, 2022, Mr. Albino, the Company’s chief operating officer, retired from the Company. He continues to serve as a director of the Company. On March 31, 2023, Mr. Scanlan, general counsel and corporate secretary, retired from the Company. The Company has retained Mr. Scanlan as an external legal advisor. Effective April 1, 2023, the board of directors appointed Ms. Asch general counsel and corporate secretary of the Company.

The compensation committee reviewed the peer group of other publicly traded companies with which to compare executive compensation, primarily for use in comparing CEO compensation levels. Several companies were added or dropped from the peer group as a result of merger and acquisition activity or performance results of the peer group. The committee examined specific performance measurements in comparing the OmegaFlex financial performance to the peer group, including (a) returns on capital, including returns on equity, returns on investment and returns on assets, (b) sales, and (c) and financial measures such as EBITDA, cash flow and net income. The committee did not weigh any specific measurement results over others.

Review of Company Performance. In 2022, the Company had net sales of $125,487,000 which were 3.5% lower than the prior year net sales of $130,011,000. Net income decreased 9.8% from $26,195,000 in 2021 to $23,622,000 in 2022, largely as a result of costs for resumption of travel and other marketing efforts, which were lower in the 2021 period due to the pandemic as well as higher product liability reserves and expenses. These increased costs were offset partly by reduced incentive compensation to align with the changes in the executive management team.

At its meeting in March 2023, the compensation committee reviewed the executive compensation for the chief executive officer and compared it to a peer group of 12 publicly traded companies within the industrial products sector with sales ranging from approximately $100 million to $500 million. The peer group consisted of the following companies:

Peer Group

Ascent Industries Co.	CompX International, Inc.	Core Molding Technologies, Inc.	The Eastern Company
Energy Recovery	Friedman Industries, Inc.	Hudson Technologies	Hurco Companies, Inc.
Lakeland Industries	Napco Security Technologies, Inc.	Northwest Pipe Company	UFP Technologies, Inc.

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The committee reviewed the financial performance of the Company in 2022 as compared to the median of the financial results of the companies in the peer group for the same period. Overall, the performance of the Company exceeded median levels of the peer group, and in areas such as returns on capital, the Company outperformed the median by several times. Finally, the committee reviewed the total shareholder return of the Company as compared to the S&P 500 Index and the S&P Building Products Index.

The five-year total shareholder return performance for the Company’s common stock and comparison indices are:

Stock / Index	5 Year Cumulative Return
Omega Flex, Inc. common stock (OFLX)	142.54
S&P 500	156.89
S&P Building Products Index	162.87

Based on this review, the compensation committee has concluded that the total compensation to the chief executive officer is appropriate and reasonable.

Types of Compensation. Our executive compensation program is comprised of several components listed in the table below. The table also describes the reasons why we use each of the compensation components, and results that we intend to reward through each of the components.

Compensation Component		Purpose for Component		Results that are Rewarded
Salary	■	Fixed payments that are consistent with industry practices and similar organizations	■	Attracting key personnel who will be instrumental in executing our objectives
Annual Incentive Performance Bonus	■	Motivate individual performance that contributes to the Company’s financial results	■	Bonus pool is equal to 10.2% of the Company’s earnings before interest and taxes
	■	Deliver strong bottom line performance to shareholders
Long Term Incentives/ Phantom Stock Plan	■	Promote a long-term and strategic viewpoint in terms of markets, product development and organizational growth	■	Sustained stock price appreciation
	■	Retain certain employees who provide critical skills for our businesses	■	Continued employment with the Company during the vesting period
	■	Align interests of executives and other key employees with shareholders in improving stock price appreciation
Employment Contract/ Termination Benefits	■	Retention of key employees to provide continuity of management	■	Continued employment with the Company:
○ currently only the CEO has an employment contract;
○ other executives have change-of-control agreements.
Employee Benefits	■	Standard employee benefits, including medical, dental, life, and disability insurance, and retirement programs	■	Assures executives of protection against unexpected costs for medical care
	■	Benefits are offered to all employees	■	Institutes a retirement program for employees in which they can save for retirement
Additional Benefits and Perquisites	■	Company car or reimbursement of car expenses are for availability and efficiency	■	Employment contract with CEO requires certain benefits

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Determination of Amounts. Each of the components of the compensation program is set by the compensation committee of the board of directors. Because each of the components in our compensation program functions differently, the ways in which each compensation element is determined is slightly different from one element to the next.

Salary and Employee Benefits

The compensation committee had initially retained a compensation consultant that examined the cash compensation program for our executives. Based on the statistical peer group information provided by the consultant, the committee adjusted the salaries of the CEO and COO to the median level of the peer group. Since that time, the compensation committee has limited salary increases for the CEO and other named executive officers to the 3% to 4% range each year.

In reviewing the CEO compensation of the review group, the committee determined that the annual salary of OmegaFlex’s CEO Kevin Hoben of $493,380 in 2022 was in line with the average of the peer group CEO salary in 2022 of $522,500. The base salaries established by the compensation committee for our named executive officers as of January 1, 2023 are set forth below:

2023 Salary Levels

Officer	Annual Salary
Kevin R. Hoben, Chairman & CEO	$510,648
Dean W. Rivest, President	$514,875
Matthew F. Unger, Vice President – Finance & CFO	$217,350
Edwin B. Moran, Executive Vice President	$400,000
Timothy P. Scanlan, General Counsel and Secretary	$249,411

The Company provides a standard arrangement of employee benefits to all of our employees, including our executive officers. The employee benefits include insurance programs for medical, dental, life, and disability, as well as retirement plans consisting of a 401(k) and profit sharing plan. The executive officers participate in these plans on the same basis as all of our other employees.

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Omega Flex, Inc. Executive Incentive Plan

Description. Our executive officers participate in the Omega Flex, Inc. Executive Incentive Plan, while certain sales employees participate in a separate sales incentive program. The executive incentive plan is used to motivate individual employees to contribute to the overall success of the Company. The executive incentive plan uses a basic formula of 10.2% of the Company’s earnings before interest and taxes (and excluding the bonus itself) to generate the total amount to be accrued for the executive incentive bonus pool.

Purpose. The purpose for using a performance bonus based on earnings before interest and taxes is based on the premise that management is placed in charge of the shareholder’s investment and must diligently manage that investment and achieve earnings from the operation of the business. Only items relating to interest and taxes are excluded as those charges relate to the board’s decision to incur debt to expand the Company’s operations or other purposes. This bonus plan is significant in that it requires management to marshal and manage the assets used in the business in the most economical way to generate higher earnings and a return on the capital investment.

Calculation. Participating salaried employees receive a percentage of that pool that is designated by their manager. At a meeting on February 14, 2023, the compensation committee set the percentage of the incentive bonus pool awarded to Mr. Hoben at 58.9%. All other executive officers receive a participating share in the bonus pool based on the recommendations of the CEO, and subject to review and approval by the compensation committee. The following cash incentive bonuses were awarded by the compensation committee based on the Company’s financial performance and individual performance in 2022 for each named executive officer:

Employee Incentive Plan Distributions

Officer	Amount	Percentage (%) of Bonus Pool(1)
Kevin R. Hoben, Chairman & CEO	$2,060,531	58.9%
Dean W. Rivest, President	$332,447	9.5%
Matthew F. Unger, Vice President – Finance & CFO	$106,838	3.1%
Edwin B. Moran, Executive Vice President	$259,798	7.4%
Timothy P. Scanlan, General Counsel and Secretary	$156,473	4.5%

(1) Other employees also participate in the executive incentive bonus program and received an aggregate 16.6% of the 2022 Bonus Pool.

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Long Term Incentive Plans – Phantom Stock

Description. The phantom stock plan was instituted in 2006. It is designed to function as the long term component of our compensation program. Under the plan, select numbers of the management team may receive units of phantom stock. The value of the phantom stock is tied to the value of our common stock. Phantom stock units granted prior to January 1, 2023 have a three year vesting schedule, with approximately equal amounts vesting each year (1/3-1/3-1/3). Phantom stock units granted after January 1, 2023 also have a three year vesting schedule, but with “cliff vesting” on the third anniversary of the grant date. After the phantom stock units have vested, the executive would receive the value of the phantom stock which would be equal to the then current full value of the Company’s common stock on the maturity date of the phantom stock units, which for existing grants is a year following the final vesting date. If the executive voluntarily leaves the Company or is terminated, then any unvested awards of phantom stock units are forfeited, with limited exceptions in the case of retirement.

Determination of Awards. The basis for determining the size of the awards is limited by the total amount of the phantom stock units authorized under the phantom stock plan. The phantom stock plan was implemented in 2006 with one million phantom stock units. Once the units are granted, they are deducted from the total authorized amount. Awards to employees are at the discretion of the compensation committee and upon recommendation by the CEO. In each of the prior five years, approximately 3,200 to 7,600 phantom stock units were granted to participating executives. The compensation committee believes that this level of periodic grants of phantom stock units to select key employees is appropriate to achieve the goal of promoting long-term strategic goals and retention of key executives. We do not have a formal program on the timing of the phantom stock awards, but we do review decisions on whether to grant phantom stock units on an annual basis in the first quarter, and then during the year depending on circumstances. Generally, the awards will be made either outside any black-out period applicable to insider trading of our common stock, or in conjunction with the calculation and payment of our annual bonus program, which occurs in the middle of the first quarter of each year. For 2023, the following phantom stock unit awards were approved by the compensation committee on March 8, 2023, to each of the named executive officers:

2023 Phantom Stock Grants

Officer	Number of Units	Value at Grant Date
Kevin R. Hoben, Chairman & CEO	—	$0
Dean W. Rivest, President	801	$90,000
Matthew F. Unger, Vice President – Finance & CFO	534	$60,000
Edwin B. Moran, Executive Vice President	667	$75,000
Timothy P. Scanlan, General Counsel and Secretary	—	$0

Employee Benefits and Perquisites

All of our named executive officers participate in employee benefit programs that are offered to other Company employees, including the OmegaFlex Profit Sharing 401(k) plan, and medical, dental, and life insurance plans. In addition, prior to his retirement on May 31, 2022, Mr. Albino received payments to cover the cost of an automobile.

Role of Management

As stated above, the compensation committee has the primary role in setting the compensation level for the CEO. Some elements of compensation for the CEO are set forth in his employment agreement, and we are required to comply with those contractual obligations. For other executive officers, the CEO is responsible for making recommendations to the compensation committee regarding annual salary increases and annual performance bonuses. The compensation committee reviews those recommendations and, after discussion with the CEO, may accept, modify or reject those recommendations.

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Coordination of Compensation Elements with Overall Objectives

Salary. Our base salary levels reflect a combination of factors, including the executive’s assigned responsibilities, experience and length of company service, individual performance, and competitive pay levels. As previously noted, the base salaries of our CEO and COO were initially brought up to the median level of the comparison group, with the CEO salary at parity with the median salary level of the peer group. The salary levels of all executive officers have been adjusted annually at substantially the same rate as all management personnel within the range of 3% to 4%.

Performance Bonus. Our annual executive incentive bonus program is intended to motivate all of our salaried employees to actively contribute to the financial success of our business. Further, because our annual performance bonus is a large component of the overall compensation of our executive officers, more of their compensation is “at risk,” and this risk factor is an additional motivating factor to improve the performance of our businesses and achieve the targeted returns. In this manner, our executive officers are paid for performance. We believe that this system focuses management on the growth of the business, and that this compensation arrangement is appropriate for a high growth company such as ours. The risk to the shareholders is limited by the CEO holding significant positions in the Company’s common stock, and having his long-term interests aligned with those of all other shareholders.

Long Term Incentives – Phantom Stock. The phantom stock plan fits into our compensation objectives in three different ways:

■	Creating a long term perspective for management
■	Aligning the interests of management with the shareholders
■	Retention of key employees

Long Term Perspective. Because the amounts awarded under the phantom stock plan are not paid for several years, we expect that participants in the plan would view their participation in the program on a long term basis and use the time to foster conditions in the Company or the markets in which we operate that favor the growth of the Company over a long term basis. Therefore, strategic initiatives that require enormous amounts of planning to carry out properly would still be pursued by management because they would improve the chances that the value of the phantom stock unit would increase in value.

Alignment with Shareholders. Also, the Company is fortunate to have the chairman as a significant shareholder in the Company, and therefore the interests of the highest executive officer is closely aligned with that of the other shareholders. However, to increase this perspective among other members of management, we may use the phantom stock units to increase the executives’ appreciation of the shareholders’ interest. On receipt of phantom stock units, the management’s long term compensation will increase or decrease in unison with the value of the shareholders’ investment. This provides a powerful incentive to increase the value of the phantom stock units while also enabling a discipline through the three year vesting period so that short term gains are not achieved at the expense of long term growth.

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Retention of Key Employees. Because the other elements of compensation are biased towards short term goals, the ability to retain key management personnel is crucial. Our primary method of retaining key people is to grant phantom stock units. Phantom stock units granted prior to January 1, 2023 have a three year vesting schedule, with approximately equal amounts vesting each year (1/3-1/3-1/3). Phantom stock units granted after January 1, 2023 also have a three year vesting schedule, but with “cliff vesting” on the third anniversary of the grant date. The employee may not voluntarily terminate his or her employment with us without forfeiting their rights under the phantom stock plan, with limited exceptions in the case of retirement. The phantom stock therefore functions as a retention tool to retain key employees who are necessary to the smooth and profitable operation of the Company.

Tax and Accounting Treatments

In December 2017, the Tax Cut and Jobs Act of 2017 (“TCJA”) was signed into law. Among the many other provisions, TCJA eliminated the exemption applicable to performance-based compensation that previously allowed public companies to avoid the $1 million tax deduction limit under Section 162(m) of the Internal Revenue Code. While TCJA provided certain transition relief, that relief is not available for “new contracts entered into or renewed after November 2, 2017.” The employment contract for the Company’s CEO was written for a specific duration, and thereafter is automatically renewed on an annual basis, unless terminated by either party. The employment contract for the retired COO was the same in this regard. Therefore, under the guidance from the Joint Explanatory Statement of the Committee of Conference, the transition relief is not available for the Company and executive compensation paid in 2018 and subsequent years that exceeds $1 million may not be deductible on the Company’s tax returns in those tax years.

The accounting and tax treatment of compensation have not previously been a factor in determining the types or amounts of compensation for our executive officers. As can be seen, we heavily favor cash compensation as the biggest components of executive compensation, and these amounts have a fairly straight-forward accounting and tax treatment. We have likewise chosen to use the phantom stock plan for the primary purpose that it is non-dilutive to the shareholders – that is, no new shares of common stock are issued to executives that could decrease the shareholder’s interests in the Company. The phantom stock units are treated as general unsecured liabilities of the Company.

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EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers for all services rendered by them to the Company in all capacities for the fiscal years ended December 31, 2022, December 31, 2021, and December 31, 2020.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Non-equity Incentive Plan Compensation ($)(2) (g)	All Other Compensation ($)(3) (i)	Total ($) (j)
Kevin R. Hoben	2022	493,380	0	2,060,531	44,999	2,598,910
Chairman & CEO	2021	476,695	0	2,448,150	50,288	2,975,133
	2020	469,433	0	1,906,231	49,552	2,425,216
Dean W. Rivest	2022	433,296	90,077	332,447	22,956	878,706
President	2021	293,002	89,762	362,000	22,210	766,975
	2020	232,443	58,725	215,000	20,579	526,747
Matthew F. Unger	2022	210,000	60,001	106,838	13,687	390,526
VP – Finance & CFO	2021	165,664	0	77,000 (4)	11,623	254,287
	2020	149,179	0	20,000	11,042	180,221
Edwin B. Moran	2022	320,000	75,039	259,798	21,945	676,782
Exec. Vice President	2021	215,536	59,842	277,000	19,819	552,378
	2020	212,616	58,725	200,000	19,197	471,341
Timothy P. Scanlan	2022	249,411	60,001	156,473	23,640	489,525
GC and Corporate Secretary(5)	2021	240,989	60,268	237,000	24,662	562,919
	2020	237,288	58,725	170,000	21,530	487,543

Footnotes:

(1)	All stock awards are in the form of full value phantom stock units issued pursuant to the Omega Flex, Inc. 2006 Phantom Stock Plan. In 2022, the number of full value phantom stock units issued was 593 to Mr. Rivest, 494 to Mr. Moran, 395 to Mr. Unger and 395 to Mr. Scanlan. The value of the stock award is the closing price of the OmegaFlex common stock as of the grant date. The closing price on the 2022 grant date was $151.90.

(2)	Amounts calculated were paid under the Company’s executive incentive plan.

(3)	Amounts reflected in this column include:

Company contributions to the Omega Flex, Inc. 401(k) Profit Sharing Plan. The Company contributions for the profit sharing portion of the plan paid in 2022 for each of the named executive officers excluding Mr. Unger was $13,116; and for Mr. Unger, the amount was $7,456.

Company car – For Mr. Hoben, this amount includes the use of a company car, valued on an annual basis at $19,000.

Benefits – Insurance premiums with respect to life insurance, employer matching contributions under the Company’s 401(k) plan.

(4)	Mr. Unger received a discretionary bonus of $30,000 during the calendar year 2021, and also a payment under the Company’s executive incentive plan in the amount of $47,000 for partial year that he participated in the plan during 2021.

(5)	Mr. Scanlan retired as of March 31, 2023.

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The following table sets forth grants awarded to the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers during fiscal year ended December 31, 2022:

Grants of Plan-Based Awards(1)

Name	Grant date	All other stock awards: Number of units (#)	Grant date fair value of awards ($)(2)

(a)	(b)	(i)	(l)
Kevin R. Hoben	n/a	n/a	n/a
Dean W. Rivest	February 22, 2022	593	$87,782
Matthew F. Unger	February 22, 2022	395	$58,472
Edwin B. Moran	February 22, 2022	494	$73,127
Timothy P. Scanlan	February 22, 2022	395	$58,472

Footnotes:

(1)	All equity awards are in the form of phantom stock units issued pursuant to the Omega Flex, Inc. 2006 Phantom Stock Plan, as described in the compensation committee report.
(2)	The grant date fair value of each award is computed in accordance with FASB ASC Topic 718.

The following table sets forth awards to the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers outstanding as of December 31, 2022:

Outstanding Equity Awards at Fiscal Year-End(1)

Name	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)

(a)	(b)	(h)
Kevin R. Hoben	0	0
Dean W. Rivest	1,245	$116,183
Matthew F. Unger	395	$36,861
Edwin B. Moran	1,012	$94,440
Timothy P. Scanlan	913	$85,201

Footnotes:

(1)	All equity awards are in the form of phantom stock units issued pursuant to the Omega Flex, Inc. 2006 Phantom Stock Plan, as described in the compensation committee report.
(2)	The vesting of the phantom stock awards occurs in three approximately equal installments beginning one year after the grant date.
(3)	The market value is computed by multiplying the number of units by the closing market price of the Company’s common stock at the end of the last completed fiscal year.

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Employment Agreements

On December 15, 2008, OmegaFlex entered into an employment agreement with Kevin R. Hoben, Chairman and Chief Executive Officer of the Company. As of January 1, 2014, the aforementioned employment agreement was amended in part to add a “clawback” provision.

The agreement with Mr. Hoben contains the following terms:

Duties and Term. Mr. Hoben will be employed by the Company as Chairman and CEO for a period of two years, and that term will be automatically extended for consecutive one-year periods unless the Company provides six-months advance notice of termination. The agreement is also subject to earlier termination by the Company or by the executive.

Compensation. The agreement provides for compensation in the form of: (1) annual base salary (at present approximately $510,648) subject to annual review and adjustment by the compensation committee of the board of directors; (2) annual incentive bonus awards in accordance with the bonus programs established by the board; (3) 20 days of paid vacation, (4) a car allowance; and (5) other employment benefits provided by the Company to all of its employees, such as retirement plans, medical and life insurance programs, and short- and long-term disability plans, in accordance with the terms of those employee benefit plans. The executive will be reimbursed for all reasonable and necessary expenses incurred in performing his duties. The 2014 amendment to the employment agreement included a “clawback” provision, whereby any amount of incentive compensation that is subject to recovery under any law, rule or listing requirement and based on an overstatement of earnings is subject to repayment by the employee to the Company.

Termination. The agreement may be terminated in any of the following circumstances: (1) death, (2) permanent disability, (3) for “cause” (as defined below) at the option of the Company, (4) without “cause” at the option of the Company, (5) for “good reason” (as defined below) at the option of the executive, (6) by resignation or retirement at the option of the executive, or (7) by the Company’s decision not to renew the agreement.

Payments on Termination. The executive will receive payments under his agreement as a result of the termination of the agreement, as follows:

■	Death or disability – accrued and unpaid base salary and vacation, and severance in an amount equal to the average incentive bonuses paid to the executive in the three previous fiscal years and prorated from the beginning of the fiscal year to the date of termination;

■	For cause, retirement or resignation – accrued and unpaid base salary and vacation as of the date of termination, retirement, or resignation;

■	Without cause or for good reason – accrued and unpaid base salary and vacation, severance in an amount equal to the average incentive bonuses paid to the executive in the three previous fiscal years, one year’s base salary, and continuation of health benefits and car allowance for one year; or

■	Non-renewal – accrued and unpaid base salary and vacation, severance in an amount equal to the average incentive bonuses paid to the executive in the three previous fiscal years, one year’s base salary, and continuation of health benefits and car allowance for one year.

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For purposes of the agreement, “cause” is defined under the agreement as (a) the willful failure to perform the executive duties under the agreement, (b) willful or gross misconduct, (c) conviction of, or plea of guilty or nolo contendere to, a felony, or (d) a material breach of the executive’s obligations under the agreement, including confidentiality and non-competition.

In addition, “good reason” is defined under the agreement to mean (a) a reduction in annual base salary; (b) a material reduction in bonus compensation related to factors other than (i) business or economic conditions, (ii) poor performance, (iii) limits on executive compensation imposed by law or regulation, or (iv) new requirements in the Internal Revenue Code or Employee Retirement Income Security Act; (c) a relocation of the place of employment greater than twenty five (25) miles from the current place of employment; or (d) a material reduction in principal duties and responsibilities.

Change in Control. The agreement provides that if it is terminated without cause or for good reason, or is not renewed by the Company, anytime in an 18 month period following a change in control, the executive will receive an amount equal to two years’ base salary and two times the average incentive bonus amounts paid or earned in the prior three years. These amounts are in addition to any payments that may be received in respect of the termination of the agreement. A “change in control” may occur through (1) a merger or consolidation of the Company with another entity, where the Company’s shareholders prior to the transaction will not hold a majority of the voting power of the equity interests of the successor entity, (2) a sale or transfer of all or substantially all of the Company’s assets, (3) acquisition by a person or group of persons acting together in a transaction or series of transaction resulting in that person or persons’ owning 50% or more of the voting power of the voting securities of the Company, (4) a change in the composition of the board of directors in a two year period where a majority of the board members as of the date of determination have changed from the beginning date, or (5) the liquidation or dissolution of the Company (excluding however, any bankruptcy of the Company).

Restrictive Covenants. During the term of the agreement and for one year after termination of each agreement, the executive may not solicit or induce any employee to leave the employment of the Company, or to solicit or induce any customer or supplier of the Company to terminate or modify their business relationship with the Company. Further, during the term of the agreement and for one year after termination of the agreement, the executive may not engage, either individually or as an employee, director, owner or consultant of any entity, in any business that is engaged in the manufacture and sale of flexible metal hose and braid products, or other line of business in which the Company is engaged at the time of termination.

Miscellaneous. The agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code, including deferral of any payments to the executive if he is deemed to be a “specified employee” under Section 409A of the Internal Revenue Code. Any payments under the agreements that may be subject to an excise tax imposed under Section 4999 of the Internal Revenue Code will be reduced to a level so that the payment will not be subject to such excise tax. The agreements supersede and replace the prior executive employment agreements.

Change of Control Agreements

OmegaFlex entered into change of control agreements with each of the following named executive officers: Dean W. Rivest, Matthew F. Unger, Edwin B. Moran and Timothy P. Scanlan. The change of control agreements all contain the following terms:

Change of Control. A change of control means an event where either (a) the individuals constituting the Company’s board of directors as of the date of the Agreement cease to constitute a majority of the board (except where the majority of the current board appoints or nominates for election a new board member), or (b) approval by the shareholders of a reorganization, merger or consolidation of the Company (except where 75% of the outstanding stock of the new organization is held by shareholders of the Company immediately prior to the reorganization, merger or consolidation), or (c) approval by the shareholders of a complete liquidation or dissolution of the Company, or a sale or disposition of substantially all of the Company’s assets.

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Post-Change Employment Period. After a change of control occurs, the employee shall be employed by the Company for three years after the change of control occurred (the “post-change employment period”).

Terms of Employment. The employee shall be employed in substantially the same position with substantially the same duties and within 35 miles of the same physical location to which the employee was assigned as of the date of the change of control. During the post-change employment period, the employee will receive at least the highest base annual salary he received within the 12-month period prior to the change of control and will be entitled to participate in an executive incentive plan. The amount received under the executive incentive plan will be dependent on the performance of the Company during the post-change employment period. However, in lieu of participating in the executive incentive plan during the post-change employment period, the employee may instead elect to receive the three-year average compensation that the employee received under the Company’s executive incentive plans in the three years prior to the change of control, which would be paid monthly in arrears during the post-change employment period. The employee may also participate and receive benefits under the Company’s employee benefit programs, under the terms most favorable to employee as existed within 120 days prior to the change of control.

Termination of Employment during Post-Change Employment Period. The employee’s employment may be terminated during the post-change employment period (a) by the employee’s death, disability or retirement, (b) by the Company for “cause”, or (c) by the employee for “good reason.”

“Cause” means (i) deliberate misconduct having a material adverse effect on the Company, (ii) employee’s continuing failure to perform a substantial portion of his duties, after failing to cure those deficiencies within 30 days of receiving notice, (iii) a criminal felony conviction of the employee having a material adverse effect on the Company, (iv) employee’s use or abuse of controlled substances or habitual intoxication, after receiving 30 days’ notice, or (v) any material breach by employee of his obligations under the Agreement having a material adverse effect on the Company. In addition, the then current board of directors of the Company must notify the employee of the Company’s intent to terminate for cause and provide such employee with an opportunity to be heard with counsel by the board disputing the purported termination, and after that hearing provide to the employee a copy of the resolution that has been affirmatively approved by 75% of the then current board of directors finding that the employee’s conduct justifies termination for cause.

“Good Reason” means (i) any substantial increase or diminution of the employee’s authority, duties or responsibilities provided as part of the terms of his employment, unless the employee agrees to a substantial increase in his duties, (ii) any failure by the Company to pay the compensation provided under the relevant agreement, (iii) relocation to a location greater than 35 miles from his location before the change of control, or substantial increase in business travel than previously undertaken before the change of control, (iv) any purported termination by the Company, except as expressly provided under the Agreement, or (v) any failure by the Company to require any successor-in-interest to assume the obligations of the Agreement.

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Company Obligation upon Termination. If during the post-change employment period the employee’s employment with the Company is terminated for the reasons set forth below, then the Company shall pay the following:

Death, Disability or Retirement – annual salary up to the date of termination to the extent not previously paid, and any deferred compensation to the extent not previously paid, together with any other death, disability, retirement or any other available benefits offered by the Company, either before the change of control or as of the date of termination, whatever is most favorable to the employee.

Cause – annual salary up to the date of termination to the extent not previously paid, and any deferred compensation to the extent not previously paid.

Other; Good Reason – if employee is terminated for reasons other than for death, disability, retirement, or cause, or if the employee resigns for good reason, then the employee shall be paid (i) annual salary up to the date of termination to the extent not previously paid, and any deferred compensation to the extent not previously paid, and (ii) a severance benefit equal to a multiple of two times the sum of employee’s base salary, and the average of the last two annual performance bonus awards paid to employee; and shall be entitled to continued participation in the Company’s benefit plans for a period of 12 months after termination.

Non-competition; Non-disclosure. During his employment with the Company, the employee shall not compete with the Company or have a substantial interest in any organization that competes with the Company. The employee may not disclose the Company’s confidential and proprietary information, and shall return such information to the Company upon his termination.

Severance. If prior to a change of control, the employee is terminated other than for death, disability or for cause, or the Agreement is terminated and the employee is terminated other than for death, disability or for cause within 12 months of such Agreement being terminated, the employee shall receive as severance for 18 months after termination his annual base salary, paid on a regular payroll schedule, continuation of all benefits, and an extension of any period in which to exercise vested stock options, and shall also be entitled to participate in any executive incentive plan through the next annual calculation and distribution. This severance is an alternative payment to that provided after a change of control as described above.

Miscellaneous. No payments under the Agreement may be subject to set-off or recoupment by the Company. The Company shall pay employee’s costs, expenses and legal fees incurred to enforce any terms of the Agreement against the Company. The Company shall require any successor in interest to assume the obligations of the Agreement. The Agreement is not effective unless expressly authorized by the board, which authorizations were subsequently issued.

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Potential Payments upon Termination or Change in Control

The table below reflects the estimated amount of compensation payable to our named executive officers assuming their employment had terminated on December 31, 2022, under the circumstances indicated.

Payments with respect to termination from the Company may occur as a result of termination of the employment relationship or as a result of a change of control of the Company. These payments (“Severance Payments”) would be in the form of cash payments to which the named executive officers would be entitled under the terms of their respective agreements; for Mr. Hoben, those are his employment agreement (“Employment Agreement”)); for Mr. Rivest, Mr. Unger, Mr. Moran, and Mr. Scanlan, those are their respective change of control agreements (“CIC Agreements”)). Under the Employment Agreement, Severance Payments would be due and owing for termination by reason of (a) death or disability, (b) without cause or by the officer for good reason, (c) non-renewal of the Employment Agreement(s), or a change in control of the Company. Under the CIC Agreements, Severance Payments would be due and owing for termination following a change of control of the Company. The change in control Severance Payments require a “double-trigger”, meaning that a change in control alone, without a qualifying termination of employment during a specified period following a change in control, will not give rise to any change in control payments. A separate Severance Payment would be due and owing if the executive officer is terminated prior to a change of control for reasons other than for death, disability or for cause, or if the CIC Agreement is terminated and the employee is terminated other than for death, disability or for cause within 12 months of such CIC Agreement being terminated. As a result, amounts reflected under the column titled “Without Cause / Good Reason / Non-Renewal” assume either (a) involuntary termination by the Company without cause or resignation for good reason (where applicable) in connection with a change in control, (b) termination for reasons other than for death, disability or for cause, or (c) non-renewal of the relevant Employment Agreement.

Under the terms of the phantom stock plan, in the event of termination by the Company without cause or by the executive with good reason following a change in control, the compensation committee will take action to ensure that any phantom stock units outstanding at the closing of a potential change of control event would receive an equivalent value under the terms of a potential acquisition or merger agreement.

For further details about the post-termination amounts shown in the following table, see the footnotes to the table and the respective discussions above.

Termination Payments

Name	Death or Disability	Without Cause / Good Reason / Non-Renewal		Termination after Change in Control
Kevin R. Hoben	$2,138,304	$2,631,684	(1)(4)	$5,263,368	(1)
Dean W. Rivest	-	$982,391	(1)(2)	$1,561,039	(1)(3)
Matthew F. Unger	-	$421,839	(1)(2)	$603,839	(1)(3)
Edwin B. Moran	-	$739,798	(1)(2)	$1,176,798	(1)(3)
Timothy P. Scanlan	-	$530,590	(1)(2)	$892,295	(1)(3)

(1)	Executive will also receive continuing benefits under the Company’s medical insurance plan for one year.
(2)	Does not include any unvested phantom stock units that are permitted to vest within 18 month period after termination.
(3)	Does not include any equitable adjustment for unvested phantom stock units, as may be determined by compensation committee.
(4)	At termination of one year post-employment period, the Company is required to purchase Mr. Hoben’s leased car and transfer the car to him.

Retirement Plans

All of the named executive officers of the Company are participants in the Omega Flex, Inc. 401(k) Profit Sharing Plan.

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CEO PAY RATIO DISCLOSURE

Overview

We are providing the following information about the ratio of the median of the annual total compensation of all of our employees, other than our Chief Executive Officer, to the annual total compensation of Kevin R. Hoben, our Chief Executive Officer (CEO). This ratio is calculated in a manner consistent with Item 402(u) of Regulation S K using the data and assumptions summarized below.

CEO Annual Total Compensation	$2,967,529
Median Employee Annual Total Compensation	$61,557
CEO to Median Employee Pay Ratio	48:1

Methodology

Our CEO pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K and based upon our reasonable judgment and assumptions.

Calculation of CEO Pay. We elected not to use the compensation of the CEO from the “Summary Compensation Table” because a majority of the CEO’s compensation is from the executive incentive payments that are disclosed in the table as earned in the year before the amounts are actually paid to the CEO, and do not correlate with the gross income of all employees based on our payroll records used to determine the median employee compensation. Therefore, we have used the salary, retirement plan contributions, life insurance and other perquisites paid to Mr. Hoben in 2022, plus the non-equity incentive plan compensation actually paid to Mr. Hoben in 2022, but which were earned for performance in 2021 and which is disclosed in the Summary Compensation Table for that year. Those amounts are as follows:

CEO Compensation
Salary	$493,380
Non-equity Incentive Plan Compensation (2021)	$2,448,150
Other Compensation	$25,999
TOTAL	$2,967,529

If we had used Mr. Hoben’s 2022 compensation from the Summary Compensation Table, the CEO pay ratio would have been 42:1.

Identification of Median Employee. In 2022, the Company filled about 15 more vacant entry-level manufacturing positions than usual. These vacancies were mainly due to pandemic related labor shortages. Because these positions are at the lower end of our pay scale, our 2022 median employee compensation decreased from 2021. The 2022 median employee is a full-time hourly employee located at our Exton, Pennsylvania facility.

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PAY VERSUS PERFORMANCE

The following table sets forth information regarding the Company’s performance and the “compensation actually paid” to our principal executive officer (“PEO”) and Non-PEO named executive officers (“NEOs”), calculated in accordance with SEC disclosure rules:

Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based on:		(In Thousands)
Year (1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)	OmegaFlex Total Shareholder Return ($) (4)	Index Total Shareholder Return ($) (5)	OmegaFlex Net Income ($)	OmegaFlex Earnings before interest and tax ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	2,598,910	2,598,910	608,885	430,173	89.61	175.02	23,622	30,805
2021	2,975,113	2,975,113	1,134,791	1,132,848	120.46	156.92	26,195	35,083
2020	2,425,216	2,425,216	875,111	1,254,504	137.37	106.60	19,910	26,600

(1)	Kevin R. Hoben is the PEO for each year. The other NEOs for 2022 are: Dean W. Rivest, Matthew F. Unger, Edwin B. Moran and Timothy P. Scanlan. The other NEOs for 2021 are: Dean W. Rivest, Matthew F. Unger, Edwin B. Moran and Mark F. Albino. The other NEOs for 2020 are: Dean W. Rivest, Edwin B. Moran, Mark F. Albino and Paul J. Kane.

(2)	Because the PEO does not have equity awards, there is no adjustment.

(3)	For each year, the values included in this column reflect the adjustments to the values included in column (d) as shown in the Adjustment Table below.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019, in our common stock.

(5)	Index TSR reflects the S&P 500 Building Products Index.

Adjustment Table

Average for Non-PEO NEOs	2022	2021	2020
Average SCT Total for Non-PEO NEOs (column(d))	$608,885	$1,134,791	$875,111

- aggregate change in actuarial present value of pension benefits	-	-	-

+ service cost of pension benefits	-	-	-

+ prior service cost of pension benefits	-	-	-

- SCT “Stock Awards” column value	285,048	150,670	176,175

- SCT “Option Awards” column value	-	-	-

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	48,212	35,937	90,106

-/+ year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	27,660	55,471	184,109

+ vesting date fair value of equity awards granted and vested in the covered year	-	-	-

-/+ year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(7,625)	28,956	181,506

-/+ year-over-year change in fair value of equity awards vested in prior years not matured and paid in the covered year	(42,911)	2,442	178,903

-/+ change in fair value of equity awards vested in prior years that matured and were paid in the covered year	57,540	8,400	(117,018)

- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	-	-	-

+ dollar value of dividends/earnings paid on equity awards in the covered year	23,460	17,520	37,962

+ excess fair value for equity award modifications	-	-	-

Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$430,173	$1,132,848	$1,254,504

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Relationship Between Pay and Performance

We believe the compensation “actually paid” to our NEOs reported above is reflective of pay for performance. Annual payments of bonuses under our Executive Incentive Plan, and payments at maturity of grants under our phantom stock plan, represent a large portion of NEO compensation. As described further in our Compensation Committee Report and Compensation Discussion and Analysis:

●	Our compensation committee adopted a performance measurement for the Executive Incentive Plan based on earnings before interest and taxes (“EBIT”) because the committee determined that EBIT represents the true measure of management performance of the Company’s continuing operations.

●	Our PEO is already a significant shareholder in the Company, which aligns his interests with those of our other shareholders. Our phantom stock plan grants create a long-term perspective for our other NEOs and align their interests with shareholders, including in terms of total shareholder return.

Moreover, the following graphical comparisons show the relationships between certain figures included in the Pay Versus Performance Table for each of 2022, 2021, and 2020, including: (1) a comparison of our total shareholder return and the total shareholder return of the S&P 500 Building Products Index; and (2) comparisons between our PEO and average non-PEO NEO compensation actually paid, and each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance Table:

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Tabular List of Important Financial Performance Measures

The following table lists the financial performance measures that we believe represent the most important financial performance measures used to link compensation actually paid to our NEOs for 2022 to Company performance:

Total Shareholder Return
Net Income
Earnings Before Interest and Tax

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DIRECTOR COMPENSATION

At a meeting in April 2021, the directors conducted the first full review of director compensation since 2005. The reports from compensation consultants showed that the directors were below the 25% percentile in total compensation as compared to their peers in other similarly sized companies. Following the recommendations of the compensation consultants, the directors authorized a new cash compensation schedule that relied on an annual retainer, and eliminated meeting fees, consistent with current trends. The new compensation structure placed the directors slightly below the 50% percentile for director compensation among the Company’s peers. Compensation for non-employee directors has been as follows since March 2022:

Annual Retainer	$79,800
Retainer – Chair of board committee	$5,250

There are automatic increases of 5% every two years (with the next increase in March 2024) to account for inflation, and the compensation committee plans to use an outside compensation consultant to recommend any changes to the directors’ compensation every four years (starting March 2025). Non-employee directors who serve as such or as committee chairs for a portion of a year are paid on a pro-rata basis. Directors who are also employees of the Company receive no separate compensation for serving as directors or as members of any committees of the board. Directors are also reimbursed for their reasonable expenses in attending or participating in a board or committee meeting.

The compensation of each director for the fiscal year ended December 31, 2022 is set forth in the table below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark F. Albino	46,550	—	46,550
David M. Dubin	81,113	—	81,113
David K. Evans	79,800	—	79,800
J. Nicholas Filler	85,050	—	85,050
Derek W. Glanvill	79,800	—	79,800
Bruce C. Klink(2)	42,525	—	42,525
Stewart B. Reed	90,300	—	90,300

(1)	As of December 31, 2022, there were no outstanding stock awards to any of the directors.
(2)	Mr. Klink did not stand for re-election in 2022 and his service as a director ended in July 2022.

TRANSACTIONS WITH RELATED PERSONS

There were no transactions with any related persons in 2022 in which the Company was a participant that exceeded $120,000.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of the Company’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and related written representations, during the fiscal year ended December 31, 2022, all applicable Section 16(a) filing requirements were satisfied on a timely basis.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the compensation committee are Messrs. Reed (chairman), Evans, Filler, and Glanvill. None of the members of the compensation committee was or has been an officer or employee of the Company. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 31, 2022,which generally means that no named executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose named executive officers served as a director or member of the compensation committee of the Company.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee approved the retention of RSM to audit the Company’s consolidated financial statements for the years ended December 31, 2022 and 2021. The audit committee has restricted the non-audit services that RSM may provide primarily to special projects relating to prospective tax issues. The following table sets forth the aggregate amounts invoiced to the Company for the years ended December 31 of 2022 and 2021:

Description	2022	2021
Audit Fees	$241,500	$229,950
Audit Related Fees (Form 11-K)	$30,319	$28,875
Tax Fees	$4,500	$9,420
All Other Fees	$2,050	$15,000
Total	$278,369	$283,245

“Audit Fees” are fees billed to the Company for professional services for the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K, review of financial statements included in Quarterly Reports on Forms 10-Q, audit of the Company’s financial controls, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit Related Fees” were incurred in the audit of the Company’s retirement plans. “Tax Fees” related to tax consulting services based on the review of the Company’s tax returns. “All Other Fees” represents professional services incurred in connection with miscellaneous matters.

FINANCIAL STATEMENTS

The Company’s audited consolidated financial statements and notes thereto, including management’s discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2022, are included in the Company’s annual report to shareholders, which is available on the internet at www.omegaflex.com. The annual report does not constitute proxy soliciting material.

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OmegaFlex® VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by June 12, 2023 at 11:59 P.M., local time.

Online
Go to **www.envisionreports.com/OFLX** or scan the QR code — login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed; and FOR Proposals 2 and 3.

	For	Withhold		For	Withhold		For	Withhold
01 - Kevin R. Hoben	☐	☐	02 - Mark F. Albino	☐	☐	03 - James M. Dubin	☐	☐

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B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

03QYSC

2023 Annual Meeting of OMEGA FLEX, INC. Shareholders will be held on
Tuesday, June 13, 2023 at 10:00 A.M. local time, at Reed Institute, 152 Notre Dame St., Westfield, MA, 01085
as described in the Notice of Meeting and in the Proxy Statement.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/OFLX

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Omega Flex, Inc.

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Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 13, 2023

J. Nicholas Filler and Derek W. Glanvill, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Omega Flex, Inc. to be held on **June 13, 2023** or at any postponement or adjournment thereof.

This proxy, when properly executed, will bo voted as directed. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors; and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

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